Exhibit 99.1

OptimizeRx Expects Record Revenue Exceeding $10.0 Million in Q3 2020, up 100%

ROCHESTER, Mich. – October 13, 2020 – OptimizeRx Corp. (Nasdaq: OPRX), a leading provider of digital health solutions for life science companies, physicians and patients, reported preliminary unaudited revenue for its third quarter ended September 30, 2020.

Revenue for the quarter is expected to total more than $10.0 million, up over 100% versus the same year-ago quarter. The company also expects to report positive non-GAAP net income for the quarter.

“Our topline growth was driven organically with a combination of enterprise deals and tactical programs, as our customers increasingly see the value in transparent access to physicians and patients via our digital health platform,” said OptimizeRx CEO William Febbo. “Our growth in the quarter further validates investments we made last year in our commercial team, acquisition strategy and platform extensions, as well as the size of the markets we are successfully penetrating.”

According to OptimizeRx’s chief commercial officer, Steve Silvestro, the company’s early transition to more enterprise agreements combined with a land-and-expand strategy is also fueling growth. “The expanding reach of our digital communication platform has enabled our clients to stay connected to more doctors at the point-of-care in a time of extreme disruption,” said Silvestro. “As a result, our clients continue to select us over competitors and increased the number of internal referrals of our platform to their peers.”

“Some of our newer solutions introduced during the year were born from our Innovation Lab, where our partners have been helping us to bring new ideas to life to cement our relevancy at the point-of-care,” added Silvestro. “With more programs and more customers compared to last year, we expect to apply all our solutions to help more physicians and patients improve their health in more affordable ways while continuing to scale the business at this early stage of our development.”

For the first nine months of the year, the company’s revenue also grew at a faster pace than anticipated, up over 53% to more than $26.4 million.

“These strong results also reflect the fine-tuning of our patient engagement marketing strategy at a time when demand has never been greater due to COVID-19,” said Febbo. “As we begin the final quarter of the year, we continue to hit on all our growth drivers, including expanded physician and patient reach, new and scaling clients, and additional solutions. This is all working together to keep us on course for a strong finish to the year. We see this momentum continuing into 2021, as our sales pipeline continues to expand as anticipated.”

The company plans to report its full third quarter 2020 results in the first week of November.

About OptimizeRx

OptimizeRx is a digital health company that provides communications solutions for life science companies, physicians and patients. Connecting over half of healthcare providers in the U.S. and millions of patients through a proprietary network, the OptimizeRx digital health platform helps patients afford and stay on medications. The platform unlocks new patient and physician touchpoints for life science companies along the patient journey, from point-of-care, to retail pharmacy, through mobile patient engagement.

For more information, follow the company on Twitter, LinkedIn or visit www.optimizerx.com.

Important Cautions Regarding Forward Looking Statements

This press release contains forward-looking statements within the definition of Section 27A of the Securities Act of 1933, as amended, and such as in section 21E of the Securities Act of 1934, as amended. These forward-looking statements should not be used to make an investment decision. The words ‘estimate,’ ‘possible’ and ‘seeking’ and similar expressions identify forward-looking statements, which speak only as to the date the statement was made. The company undertakes no obligation to publicly update or revise any forward-looking statements, whether because of new information, future events, or otherwise. Forward-looking statements are inherently subject to risks and uncertainties, some of which cannot be predicted, or quantified. Future events and actual results could differ materially from those set forth in, contemplated by, or underlying the forward-looking statements. The risks and uncertainties to which forward-looking statements are subject include, but are not limited to, the effect of government regulation, competition and other material risks.

Definition and Use of Non-GAAP Financial Measures

This press release includes a presentation of non-GAAP net income (loss) and non-GAAP earnings (loss) per share or non-GAAP EPS, both of which are non-GAAP financial measures.

The company defines non-GAAP net income (loss) as GAAP net income (loss) with an adjustment to add back depreciation, amortization, non-cash lease expense, stock-based compensation, acquisition expenses, income or loss related to the fair value of contingent consideration, and deferred income taxes. Non-GAAP EPS is defined as non-GAAP net income (loss) divided by the number of weighted average shares outstanding on a basic and diluted basis. The company has provided non-GAAP financial measures to aid investors in better understanding its performance. Management believes that these non-GAAP financial measures provide additional insight into the operations and cashflow of the company.

Because of varying available valuation methodologies, subjective assumptions and the variety of equity instruments that can impact a company’s non-cash operating expenses, management believes that providing non-GAAP financial measures that excludes non-cash expenses allows for meaningful comparisons between the company’s core business operating results and those of other companies, as well as provides an important tool for financial and operational decision making and for evaluating the company’s own core business operating results over different periods of time.

The company’s non-GAAP net income (loss) and non-GAAP EPS measures may not provide information that is directly comparable to that provided by other companies in the company’s industry, as other companies in the industry may calculate such non-GAAP financial results differently. The company’s non-GAAP net income (loss) and non-GAAP EPS are not measurements of financial performance under GAAP and should not be considered as an alternative to operating income or as an indication of operating performance or any other measure of performance derived in accordance with GAAP. The company does not consider these non-GAAP measures to be substitutes for or superior to the information provided by its GAAP financial results.

OptimizeRx Contact

Doug Baker, CFO

Tel (248) 651-6568 (x807)

dbaker@optimizerx.com

Media Relations Contact

Maira Alejandra, Media Relations Manager

Tel (754) 245-7070

malejandra@optimizerx.com

Investor Relations Contact

Ron Both, CMA

Tel (949) 432-7557

oprx@cma.team

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